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                                                                    EXHIBIT 2.1



                            ASSET PURCHASE AGREEMENT

       This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of November 30, 2000 (the "Effective Date"), by and between Proven Technology, Inc., a Tennessee corporation ("Seller"), and Proven Technology LLC, a New York limited liability company ("Buyer"). In addition, the following entities and individuals are parties to this Agreement for the limited purposes set forth in Sections 7 and 19 hereof: SCB Computer Technology, Inc., a Tennessee corporation and the sole shareholder of Seller ("SCB"); John Severini, a resident of New York who is the Vice President - Operations of Seller, the sole member and manager of Buyer, and a shareholder, director, and Vice President of TKC ("Severini"); Barbara Severini, a resident of New York who is the wife of Severini ("Barbara Severini"); and Twenty Keyland Corp., a New York corporation ("TKC").

       Introduction. Seller is engaged in the business of purchasing and reselling pre-owned computer equipment (the "Business"). Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain assets and properties of Seller used in the Business. In addition, SCB, Severini, Barbara Severini, and TKC desire to take certain other actions set forth in Sections 7 and 19 hereof. On the terms set forth in this Agreement, for certain good and valuable considerations, the receipt and adequacy of which are hereby acknowledged by all parties hereto, and relying on the representations, warranties, covenants, and agreements of each other contained herein, the parties hereto hereby agree as follows:

       1. Sale and Purchase of Assets. As of the Effective Date, Seller hereby sells, conveys, transfers, assigns, and delivers the Assets to Buyer, and Buyer hereby purchases, receives, and accepts the Assets from Seller (the "Acquisition"). As used in this Agreement, the term "Assets" means all of the following assets and properties of Seller relating to the Business: (a) cash and cash equivalents (except as provided in Section 2 hereof); (b) bank accounts;
(c) accounts receivable (trade and employee advance); (d) customer deposits and prepayments; (e) inventory described in Schedule 1(e) attached hereto; (f) fixed assets, equipment, machinery, furnishings, and supplies; (g) motor vehicles; (h) authorizations, approvals, licenses, and permits relating to the Business, to the extent that they are assignable to Buyer; (i) interests in and rights under contracts relating to the Business, to the extent that they are assignable to Buyer; (j) supplier data; (k) customer data; (l) books and records relating to the Business; (m) trademarks, trade names, and logos utilizing the name "Proven Technology"; (n) existing New York telephone numbers; and (o) goodwill.

       2. Excluded Assets. Seller does not intend to sell and is not hereby selling the Excluded Assets to Buyer, and Buyer does not intend to purchase and is not hereby purchasing the Excluded Assets from Seller. As used in this Agreement, the term "Excluded Assets" means all of the following assets and properties of Seller: (a) cash in an amount equal to Seller's accounts payable for accrued health insurance premiums and 401(k) contributions for Seller's employees as of the Effective Date; (b) prepaid taxes, insurance premiums, workmen's compensation premiums, and other prepaid expenses; (c) tax credits, refunds, rebates, abatements, net operating losses, and other tax assets; (d) accounts receivable (inter-company); (e) authorizations, approvals, licenses, and permits relating to the Business, to the extent that they are not assignable to Buyer; (f) interests in and rights under contracts relating to the Business, to the extent that they are not assignable to Buyer; (g) insurance policies, claims, and proceeds; (h) books and records relating to Seller's corporate entity, securities, and taxes;

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and (i) Seller's interests in and rights under this Agreement and any and all other documents and instruments relating to the Transactions.

       3. Assignment of Assets. As of the Effective Date, Seller shall convey, transfer, and assign to Buyer full legal and beneficial title to the Assets (subject to the recordation of any assignment documents reasonably necessary to perfect legal title), free and clear of all assessments, charges, claims, liens, mortgages, pledges, security interests, and other encumbrances (collectively, "Liens"), pursuant to the Bill of Sale, General Assignment, and Conveyance in the form attached hereto as Exhibit 3 and such other conveyancing instruments as are reasonably satisfactory in form and substance to Seller and Buyer. The title to, possession of, and risk of loss of or damage to the Assets shall pass from Seller to Buyer as of the Effective Date.

       4. Consideration for Assets. As of the Effective Date, and in full consideration for the Assets, Buyer shall (a) convey, transfer, and assign to Seller full legal and beneficial title to fifty thousand (50,000) shares of common stock, par value $.01 per share, of SCB (the "Shares"), free and clear of all Liens, pursuant to the Stock Power in the form attached hereto as Exhibit 4, and (b) assume the Assumed Liabilities pursuant to Section 5 hereof.

       5. Assumption of Assumed Liabilities. As of the Effective Date, Buyer hereby assumes and agrees to be solely responsible for and to perform in a timely manner all liabilities and obligations of Seller (other than the Excluded Liabilities), whether known or unknown, foreseen or unforeseen, fixed or contingent, accrued or unaccrued, or otherwise, arising before, on or after the Effective Date directly or indirectly from or in connection with Seller's ownership and use of the Assets and conduct of the Business (collectively, the "Assumed Liabilities"). Buyer does not intend to assume and is not hereby assuming the Excluded Liabilities, and Seller shall remain responsible for the Excluded Liabilities. As used in this Agreement, the term "Excluded Liabilities" means the following liabilities and obligations of Seller: (a) Seller's accounts payable for accrued health insurance premiums and 401(k) contributions for its employees as of the Effective Date; (b) Seller's liability, if any, for damages, settlement amounts, and other costs and expenses, if any, arising from the May Ann Debellis v. SCB Computer Technology, Inc. lawsuit (Case Number CV 00 5378) pending in the United States District Court for the Eastern District of New York (the "Debellis Lawsuit"); and (c) Seller's liabilities and obligations under this Agreement and any and all other documents or instruments relating to the Transactions.

       6. Approvals and Consents. Seller and Buyer each have taken and, if necessary or appropriate, shall continue to take after the Effective Date, at its own expense, any and all actions (including, without limitation, using its best efforts to obtain any and all approvals, authorizations, consents, and other actions) necessary or appropriate for it to consummate the Acquisition.

       7. Related Actions. In connection with and as an integral part of the Acquisition, and without any additional consideration being given or received by any party hereto (it being understood and agreed that no other consideration shall be necessary in order for the agreements and undertakings set forth in this Section 7 to be legally enforceable upon the parties hereto), SCB, Seller, Severini, Barbara Severini, and TKC hereby take the following actions (the "Related Actions") as of the Effective Date:

          (a) Termination of Employment Agreement. SCB, Seller, and Severini hereby terminate the Employment Agreement dated as of May 1, 1998, among such parties (the




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"Employment Agreement"), a copy of which is attached hereto as Exhibit 7(a).
SCB, Seller, and Severini agree that neither party shall have any further obligation to the others under the Employment Agreement from and after the Effective Date.

          (b) Termination of Lease Agreement. Seller and TKC hereby terminate the lease agreement dated as of May 1, 1998, between such parties (the "Lease Agreement"), a copy of which is attached hereto as Exhibit 7(b). SCB and TKC agree that neither party shall have any further obligation to the other under the Lease Agreement from and after the Effective Date.

          (c) Cooperation. From and after the Effective Date, Severini shall cooperate fully with SCB and Seller in connection with any and all investigations and legal proceedings (including, without limitation, the Debellis Lawsuit) relating in any way to SCB or Seller and covering any time during the period of Severini's employment with SCB and Seller. Without limiting the generality of the foregoing, Severini shall (1) make himself available at reasonable times and locations to discuss with SCB, Seller, and their attorneys any and all matters relating to such investigations and legal proceedings; (2) provide truthful and complete answers to all questions asked of him by SCB, Seller, and their attorneys; (3) provide to SCB, Seller, and their attorneys all relevant information known to him; and (4) provide any other assistance in connection with such investigations and legal proceedings that SCB or Seller may reasonably request from time to time.

          (d) Non-Solicitation. For a period of two years after the Effective Date, Severini shall not, directly or indirectly, on his own behalf or on behalf of any other entity or individual, (1) solicit any SCB Customer to conduct any business with such SCB Customer that is the same as or similar to, or is otherwise competitive with, the SCB Business, or (2) except as contemplated in
Section 15 hereof, solicit any SCB Employee to terminate his or her employment relationship with SCB or any of its subsidiaries.

       As used in this Agreement, the following terms have the meanings indicated below:

       "SCB Business" means the business of (1) advising persons and entities on the acquisition or strategic utilization of information technology systems, planning and designing new information technology systems, and redesigning existing information technology systems; (2) providing network design and management, systems support and maintenance, programming and application software development, computer code review, data center management, and information technology outsourcing services; (3) recruiting and training persons with information technology skills; and (4) any other activity substantially related to any of the foregoing. "SCB Business" does not mean the business of purchasing and reselling pre-owned computer equipment.

       "SCB Customer" means any customer or client of SCB or any of its subsidiaries with whom SCB or such subsidiary conducted business at any time within two years before the Effective Date, excluding any customers or clients of Seller with whom SCB or any SCB subsidiaries (other than Seller) has not conducted any SCB Business during such period.

       "SCB Employee" means any employee of SCB or any of its subsidiaries who was employed by SCB or such subsidiary at any time within one year before the Effective Date.

              (e) Release. As of the Effective Date, each of Severini and Barbara Severini (collectively, the "Severinis"), on behalf of himself or herself and his or her legal representatives,




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executors, administrators, distributees, legatees, heirs, and assignees, hereby fully, unconditionally, finally, and forever discharges, waives, and releases SCB, each of its subsidiaries and other affiliates (including, without limitation, Seller), and each of its and their respective shareholders, directors, officers, employees, agents, and representatives, whether acting in an individual or representative capacity (SCB and all such other individuals and entities are referred to collectively as the "Released Parties") from any and all assessments, charges, costs, damages, expenses (including, without limitation, attorneys' fees and expenses and court costs), fines, judgments, losses, penalties, and other liabilities and obligations of any kind or nature, whether known or unknown, foreseen or unforeseen, fixed or contingent, accrued or unaccrued, or otherwise, and any and all claims, demands, investigations, causes of action, actions, lawsuits, and other legal proceedings in respect thereof, whether in law or equity, that he or she had, has, or purports to have against any or all of the Release Parties from the beginning of time to the Effective Date directly or indirectly arising from or based on (1) SCB's acquisition of Seller from the Severinis pursuant to the merger of Proven Technology, Inc., a New York corporation, with and into Seller effective as of May 1, 1998 (the "Merger"), (2) SCB's issuance of shares of SCB common stock to the Severinis in the Merger, (3) the Severinis' ownership of SCB common stock,
(4) any decrease in the value of the shares of SCB common stock owned by the Severinis, (5) the restatement of SCB's financial statements for the fiscal years ended April 30, 1998 and 1999, and each fiscal quarter in the nine-month period ended January 31, 2000, and the acts and omissions of SCB and others giving rise to the accounting adjustments contained in such restated financial statements, and (6) any other event, occurrence, condition, or circumstance relating to any of the foregoing.

       8. Effective Date; Closing. The Acquisition and the Related Actions (collectively, the "Transactions") shall be consummated by the parties hereto effective as of the Effective Date. The consummation of the Transactions (the "Closing") shall be effected by the exchange among the parties hereto, via overnight courier, of executed originals of this Agreement and all other related documents and instruments. To effect the Closing, each party hereto shall execute and deliver this Agreement and all other documents and instruments required to be executed and delivered by such party hereunder and shall take all other actions necessary or appropriate to consummate the Transactions as contemplated in this Agreement. No Transaction shall be, or be deemed to be, consummated unless and until all the Transactions have been consummated.

       9. Transaction Documents.

           (a) Seller. To effect the Acquisition and the Related Actions to which it is a party, Seller shall execute and deliver (1) this Agreement, (2) the Bill of Sale, General Assignment, and Conveyance in the form attached hereto as Exhibit 3, and (3) the Certificate of Secretary in the form attached hereto as Exhibit 9(a) (collectively, the "Seller's Documents").

           (b) Buyer. To effect the Acquisition, Buyer shall execute and/or deliver (1) this Agreement, (2) a stock certificate evidencing the Shares, (3) the Stock Power in the form attached hereto as Exhibit 4, and (4) the Certificate of Member in the form attached hereto as Exhibit 9(b) (collectively, the "Buyer's Documents").

           (c) SCB, Severini, and TKC. To effect the Related Actions to which it or he is a party, each of SCB, Severini and TKC shall execute and deliver this Agreement.

       10. Further Assurances; Name Change. At any time after the Effective Date, and upon the reasonable request of any party hereto, each party shall execute and deliver any and all




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other documents and instruments and take any and all other actions necessary or appropriate to consummate the Transactions as contemplated in this Agreement. As soon as practicable after the Effective Date, Seller shall change its name to a new name bearing no resemblance to its present name and shall discontinue all commercial uses of the words "Proven Technology."

       11. Transfer Taxes. Seller shall be responsible for and pay any and all federal, state, and local sales, excise, transfer, use, and other taxes assessed or imposed with respect to the Acquisition.

       12. Unassigned Business Contracts. If, as of the Effective Date, Seller has not obtained any approval, authorization, consent, or other action necessary for Seller to assign its interest in and rights under any contract relating to the Business and included in the Assets to Buyer as contemplated in this Agreement (an "Unassigned Business Contract"), Seller shall (a) pending any subsequent assignment, retain its interest in and rights under the Unassigned Business Contract until its expiration date, if any; (b) provide to Buyer all the benefits of its interest in and rights under the Unassigned Business Contract, provided that Buyer performs all of Seller's obligations thereunder in a complete and timely manner as an Assumed Liability; and (c) continue to use its best efforts to obtain any previously unobtained approval, authorization, consent, or other action necessary for Seller to assign its interest in and rights under the Unassigned Business Contract to Buyer as soon as practicable after the Effective Date.

       13. Access to Books and Records. For a period of five years after the Effective Date, Buyer shall preserve all the books and records relating to the Business prior to the Effective Date and included in the Assets and, upon request by Seller, shall provide Seller and its representatives with access to the books and records during normal business hours for the purpose of examining and photocopying them. Seller shall be responsible for and pay all reasonable direct costs and expenses incurred by Buyer in providing access to the books and records.

       14. Information and Assistance. Seller and Buyer acknowledge and agree that after the Effective Date, either party may desire or need financial and other information relating to the Assets or the Business and other forms of assistance for the purpose of complying with applicable laws, rules, and regulations. At any time after the Effective Date, and upon request by Seller or Buyer, the other party shall provide such information and assistance, to the extent reasonable, to the requesting party and its representatives. The requesting party shall be responsible for and pay all reasonable direct costs and expenses incurred by the assisting party in providing such information and assistance.

       15. Employment Arrangements.

           (a) Transferred Employees. Buyer shall offer employment, commencing on the Effective Date, to all employees of Seller. Seller shall assist Buyer in effecting an orderly change of employment of the employees of Seller who accept employment offers from Buyer (the "Transferred Employees").

           (b) Salaries and Wages. The salaries and wages paid by Buyer to the Transferred Employees immediately after the Effective Date shall be equal to or greater than the salaries and wages paid by Seller to the Transferred Employees immediately before the Effective Date.




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           (c) Seller's Plans. As of the effective date of their employment by Buyer, the Transferred Employees shall cease to participate actively in the employee benefit plans, programs and policies of Seller (the "Seller's Plans"), and Seller shall cause the Transferred Employees participating in the Seller's Plans to be fully vested in their benefits accrued thereunder as of such date.

           (d) Buyer's Plans. Buyer shall credit the Transferred Employees with all service recognized by Seller under the Seller's Plans as service with Buyer for the purposes of eligibility to participate, vesting, and available levels of benefits under the employee benefit plans, programs and policies of Buyer (the "Buyer's Plans"). As soon as practicable after the Effective Date, Seller shall advise Buyer of all service recognized by Seller for the Transferred Employees under the Seller's Plans as of the Effective Date.

           (e) Group Medical Insurance. As of the effective date of their employment by Buyer, Buyer shall provide or cause to be provided group medical insurance benefits to the Transferred Employees and their eligible dependents under the Buyer's Plans. Seller shall provide all notices and fulfill all of its obligations, if any, under Section 4980B(f) of the Internal Revenue Code of 1986, as amended, with respect to the Transferred Employees.

           (f) Vacation, Sick, and Personal Time. Buyer shall permit the Transferred Employees an opportunity to take vacation, sick, and personal time with pay, in a manner consistent with the Buyer's Plans, to the extent of the unused vacation, sick, and personal time to which they were entitled under the Seller's Plans as of the Effective Date.

           (g) No Employment Rights. Nothing contained in this Agreement shall
(1) confer upon any former, current, or future employee of Seller or Buyer any right or remedy, including, without limitation, any right to employment or continued employment of any nature or for any specified period, or (2) cause the employment status of any former, current, or future employee of Seller or Buyer to be other than terminable at will.

       16. Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

           (a) Existence. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee.

           (b) Authority; Authorization. Seller has full corporate authority and power to transact the business in which it is engaged, to execute and deliver the Seller's Documents, to perform its obligations thereunder, and to consummate the Acquisition. Seller has taken all corporate action necessary to authorize the execution and delivery of the Seller's Documents, the performance of its obligations thereunder, and the consummation of the Acquisition.

           (c) Enforceability. The Seller's Documents have been executed and delivered by a duly authorized officer of Seller, constitute the legal, valid, and binding obligations of Seller, and are enforceable against Seller in accordance with their respective terms.

           (d) Title to Assets. Seller has full legal and beneficial title to the Assets, free and clear of all Liens.




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           (e) Approvals and Consents. Seller has obtained any and all approvals, authorizations, consents, and other actions necessary or appropriate for it to consummate the Acquisition.

           (f) No Impediments. Seller's execution and delivery of the Seller's Documents, performance of its obligations thereunder, and consummation of the Acquisition will not cause a breach or violation of, or default or event of default under, (1) the charter or bylaws of Seller; (2) any security issued by Seller; (3) any contract that Seller is a party to and which breach, violation, default, or event of default would result in the imposition of any liability or obligation on Buyer after the Effective Date; (4) any applicable law, rule, or regulation of any governmental authority; or (5) any applicable decree, order, injunction, or other decision of any court, arbitrator, or governmental authority.

           (g) No Preferential Right. Except for any inventory included in the Assets which is to be sold in the ordinary course of the Business, no party other than Buyer has any prior or preferential right, right of first refusal, or other similar right to purchase, lease, or otherwise acquire or use the Assets.

           (h) No Brokerage Fee. No brokerage, finder's, or similar fee, commission, or other payment is or will become payable by Buyer in connection with the Acquisition pursuant to any agreement, contract, or other arrangement entered into by Seller.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER NOR ANY OF ITS SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, OR REPRESENTATIVES HAS MADE, AND SELLER SHALL NOT BE BOUND BY, ANY EXPRESS OR IMPLIED REPRESENTATION, WARRANTY, GUARANTEE, PROMISE, STATEMENT, INDUCEMENT, OR INFORMATION OF ANY KIND OR NATURE WITH RESPECT TO SELLER, THE ASSETS, THE BUSINESS, OR ANY OTHER MATTER, INCLUDING, WITHOUT LIMITATION, THE PROBABLE SUCCESS, PROFITABILITY, OR OTHER PROSPECTS OF THE OWNERSHIP OR USE OF THE ASSETS OR THE CONDUCT OF THE BUSINESS AFTER THE EFFECTIVE DATE. SELLER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS.

       17. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

           (a) Existence. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of New York.

           (b) Authority; Authorization. Buyer has full authority and power as a limited liability company to transact the business in which it is engaged, to execute and deliver the Buyer's Documents, to perform its obligations thereunder, and to consummate the Acquisition. Buyer has taken all actions necessary to authorize the execution and delivery of the Buyer's Documents, the performance of its obligations thereunder, and the consummation of the Acquisition.




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           (c) Enforceability. The Buyer's Documents have been executed and delivered by a duly authorized officer of Buyer, constitute the legal, valid, and binding obligations of Buyer, and are enforceable against Buyer in accordance with their respective terms.

           (d) Title to Shares. Seller has full legal and beneficial title to the Shares, free and clear of all Liens, and no other entity or individual (including, without limitation, the Severinis) has any right or title to or interest in any of the Shares.

           (e) Approvals and Consents. Buyer has obtained any and all approvals, authorizations, consents, and other actions necessary or appropriate for it to consummate the Acquisition.

           (f) No Impediments. Buyer's execution and delivery of the Buyer's Documents, performance of its obligations thereunder, and consummation of the Acquisition will not cause a breach or violation of, or default or event of default under, (1) the articles of organization and any and all other constituent documents of Buyer; (2) any security issued by Buyer; (3) any contract that Buyer is a party to and which breach, violation, default, or event of default would result in the imposition of any liability or obligation on Seller after the Effective Date; (4) any applicable law, rule, or regulation of any governmental authority; or (5) any applicable decree, order, injunction, or other decision of any court, arbitrator, or governmental authority.

           (g) No Brokerage Fee. No brokerage, finder's, or similar fee, commission, or other payment is or will become payable by Seller in connection with the Acquisition pursuant to any agreement, contract, or other arrangement entered into by Buyer.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER BUYER NOR ANY OF ITS SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, OR REPRESENTATIVES HAS MADE, AND BUYER SHALL NOT BE BOUND BY, ANY EXPRESS OR IMPLIED
REPRESENTATION, WARRANTY, GUARANTEE, PROMISE, STATEMENT, INDUCEMENT, OR INFORMATION OF ANY KIND OR NATURE WITH RESPECT TO BUYER OR ANY OTHER MATTER.

       18. Survival of Representations and Warranties. The representations and warranties made by Seller and Buyer in this Agreement shall survive for a period of one year after the Effective Date; provided, however, that the representations and warranties made by Seller in Sections 16(a)-(d) hereof and by Buyer in Sections 17(a)-(d) hereof shall survive for the maximum period permitted by applicable law. The liability of Seller and Buyer under their respective representations and warranties shall expire at the end of the applicable survival periods; provided, however, that the liability of a party for a breach or inaccuracy of any representation or warranty shall not expire at the end of the applicable survival period if the other party notifies such party of such breach or inaccuracy before the end of such survival period.

       19. Indemnification.

           (a) Indemnification by Seller and SCB. Seller and SCB jointly and severally shall defend, indemnify, and hold harmless Buyer, its successors and assignees, and its and their respective shareholders, directors, officers, employees, agents, and representatives (collectively, the "Buyer Indemnified Parties") from and against any and all assessments, charges, costs, damages, expenses (including, without limitation, attorneys' fees and expenses




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and court costs), fines, judgments, losses, penalties, and other liabilities and obligations of any kind or nature, whether known or unknown, foreseen or unforeseen, fixed or contingent, accrued or unaccrued, or otherwise, and any and all claims, demands, investigations, causes of action, actions, lawsuits, and other legal proceedings in respect thereof, whether in law or equity (all such assessments, charges, costs, damages, expenses, fines, judgments, losses, penalties, and other liabilities and obligations and all such claims, demands, investigations, causes of action, actions, lawsuits, and other legal proceedings are referred to collectively as "Losses") arising from or based on (1) any breach or inaccuracy of any representation or warranty made by Seller in this Agreement, (2) any breach of or failure to perform any agreement or covenant of Seller set forth in this Agreement, and (3) any Excluded Liabilities.

           (b) Indemnification by Buyer and Severini. Buyer and Severini jointly and severally shall defend, indemnify, and hold harmless Seller, SCB and all other entities affiliated with Seller, its and their respective successors and assignees, and its and their respective shareholders, directors, officers, employees, agents, and representatives (collectively, the "Seller Indemnified Parties") from and against any and all Losses arising from or based on (1) any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement, (2) any breach of or failure to perform any agreement or covenant of Buyer set forth in this Agreement, (3) any Assumed Liabilities, and (4) Buyer's ownership and use of the Assets and conduct of the Business after the Effective Date.

           (c) Notice of Claim. The party making a claim for indemnification under this Section 19 (the "Indemnified Party") shall promptly notify the party obligated to provide indemnification hereunder (the "Indemnifying Party") of the assertion or commencement of any claim, demand, investigation, cause of action, action, lawsuit, or other legal proceeding in respect of which indemnification is or may be sought hereunder. The failure by the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Section 19, except to the extent, if any, that it has been prejudiced by the lack of timely and adequate notice.

           (d) Third-Party Claims. The Indemnifying Party shall have the right to assume the defense or settlement of any claim, demand, investigation, cause of action, action, lawsuit, or other legal proceeding asserted or commenced by a third party in respect of which indemnification is or may be sought hereunder (a "Third-Party Claim") with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not settle or compromise any Third-Party Claim without the Indemnified Party's prior written consent thereto. Notwithstanding the foregoing, (1) the Indemnified Party shall have the right, at its option and expense, to participate fully in the defense or settlement of any Third-Party Claim; and (2) if the Indemnifying Party does not continuously and diligently defend or settle any Third-Party Claim within 10 days after it is notified of the assertion or commencement thereof, then the Indemnified Party shall have the right, but not the obligation, to undertake the defense or settlement of such Third-Party Claim for the account and at the risk of the Indemnifying Party, and the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make as to such Third-Party Claim. The Indemnified Party shall be entitled to join the Indemnifying Party in any Third-Party Claim for the purpose of enforcing any right to indemnification hereunder. The Indemnified Party shall cooperate with the Indemnifying Party in the defense or settlement of any Third-Party Claim and, at the expense of the Indemnifying Party, shall furnish any and all information and materials in its possession and endeavor to make any and all witnesses under its control available to the Indemnifying Party for any lawful purpose relevant to the defense or settlement of such Third-Party Claim.



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

           (e) Excluded Losses. As used in this Agreement, the term "Losses" shall exclude any consequential damages (including, without limitation, lost profits) or punitive or exemplary damages, except with respect to Third-Party Claims.

           (f) Exclusive Remedy. Any claim, demand, action, lawsuit, or other legal proceeding arising from or based on this Agreement or the Acquisition, regardless of whether the same is contractual, tortious or otherwise in nature, must be made or brought by the Indemnified Party against the Indemnifying Party in accordance with the provisions and subject to the limitations of this Section 19.

       20. General Provisions.

           (a) Fees and Expenses. Except as otherwise specifically provided for herein, the parties hereto shall be responsible for and pay their respective legal, accounting, and other fees and expenses incurred or assumed in connection with their negotiation, execution, and delivery of this Agreement and all other documents and instruments contemplated herein, their performance of their obligations hereunder and thereunder, and the consummation of the Transactions.

           (b) Public Announcements. No party hereto shall issue or make any press release, public announcement, confirmation, or other disclosure of information relating to this Agreement or any of the Transactions, except (1) upon the prior consultation with and approval of Seller and Buyer, (2) to such party's directors, officers, employees, attorneys, and accountants, (3) to the customers of Seller in the normal course of business for the purpose of notifying them of the change in ownership of the Assets, or (4) as may be required to comply with applicable laws, rules, and regulations.

           (c) Entire Agreement. This Agreement, including the attachments hereto, constitutes the entire understanding among the parties hereto and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior negotiations, understandings, agreements, and arrangements, whether written or oral, and whether express or implied, between them with respect to the subject matter hereof (including, without limitation, the letter of intent dated November 10, 2000 between SCB and Severini), all of which prior negotiations, understandings, agreements, and arrangements are hereby rendered null, void, and of no further force or effect.

           (d) Third-Party Beneficiaries. Except to the extent that the Buyer Indemnified Parties and the Seller Indemnified Parties shall be entitled to indemnification pursuant to Section 19 hereof, no person who is not a party to this Agreement or a successor, permitted assignee, or legal representative of a party hereto shall have any interest in or right under this Agreement as a third-party beneficiary or otherwise.

           (e) Notices and Other Communications. All notices and other communications provided for in this Agreement shall be made in writing, shall be addressed to the receiving party as set forth below, and shall be delivered either (1) in person, in which case such notice or other communication shall be deemed delivered upon its actual receipt, (2) by FedEx, UPS or any other nationally recognized express delivery service, in which case such notice or other communication shall be deemed delivered upon its actual receipt, or (3) by the United States mail, return receipt requested, in which case such notice or other communication shall be




                                       10
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deemed delivered three days after the same is deposited in a postal box under the exclusive control of the United States Postal Service. For the purposes hereof, the addresses of the parties are as follows:


                   Seller:             Proven Technology, Inc.
                                       c/o SCB Computer Technology, Inc.
                                       3800 Forest Hill-Irene Road, Suite 100
                                       Memphis, Tennessee 38125
                                       Attention: President

                   Buyer:              Proven Technology LLC
                                       20 Keyland Court
                                       Bohemia, New York 11716
                                       Attention: President

                   SCB:                SCB Computer Technology, Inc.
                                       3800 Forest Hill-Irene Road, Suite 100
                                       Memphis, Tennessee 38125
                                       Attention: President

                   Severini:           John Severini
                                       20 Keyland Court
                                       Bohemia, New York 11716

                   Barbara Severini:   Barbara Severini
                                       20 Keyland Court
                                       Bohemia, New York 11716

                   TKC:                Twenty Keyland Corp.
                                       20 Keyland Court
                                       Bohemia, New York 11716
                                       Attention: President

Any party may change its address for the purposes hereof by notifying the other party of such change in the manner provided for herein.

           (f) Amendment. This Agreement may be altered, amended, modified or changed (other than any waiver which shall be effective only if made in accordance with Section 20(g) hereof) only by a written agreement executed by all the parties hereto.

           (g) Waiver. No provision of this Agreement may be waived by any party hereto unless such waiver is set forth in writing and is executed by the waiving party. The waiver of any breach of any provision of this Agreement shall not be deemed to constitute a waiver of any other breach of the same or any other provision of this Agreement.

           (h) Modification and Severability. If a court of competent jurisdiction declares that any provision of this Agreement is illegal, invalid, or unenforceable, such provision shall be modified automatically to the extent necessary to make such provision fully legal, valid, or enforceable. If the court does not modify any such provision as contemplated herein, but instead declares it to be wholly illegal, invalid, or unenforceable, such provision shall be severed from this Agreement, this Agreement and the rights and obligations of the parties hereto shall be construed as if this Agreement did not contain such severed provision, and this Agreement otherwise shall remain in full force and effect.

           (i) Enforceability. This Agreement shall inure to the benefit of, and shall be enforceable by and against, the parties hereto and their respective successors, permitted assignees, and legal representatives.

           (j) Assignment. No party hereto shall convey, transfer, assign, or otherwise dispose of all or any portion of its interest in, or its rights and obligations under, this Agreement without the prior written consent of all the other parties hereto, which consent shall not be unreasonably withheld or delayed. Any conveyance, transfer, assignment, or other disposition made or attempted in violation of this Section 20(j) shall be void and of no force or effect.

           (k) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED UNDER, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT-OF-LAWS PROVISIONS THEREOF.

           (l) Multiple Counterparts. This Agreement may be executed by the parties hereto in multiple counterparts, each of which shall be deemed an original for all purposes, and all of which together shall constitute one and the same Agreement.





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


       This Agreement is executed and delivered by the parties hereto as of the Effective Date.


                                         PROVEN TECHNOLOGY, INC.


                                         By: /s/ T. Scott Cobb
                                            ------------------------------------
                                            T. Scott Cobb
                                            President


                                         PROVEN TECHNOLOGY LLC


                                         By: /s/ John Severini
                                            ------------------------------------
                                            John Severini
                                            Sole Member and Manager



                                         SCB COMPUTER TECHNOLOGY, INC.


                                         By: /s/ T. Scott Cobb
                                            ------------------------------------
                                            T. Scott Cobb
                                            President


                                          /s/ John Severini
                                         ---------------------------------------
                                          John Severini


                                          /s/ Barbara Severini
                                         ---------------------------------------
                                         Barbara Severini



                                         TWENTY KEYLAND CORP.


                                         By: /s/ John Severini
                                            ------------------------------------
                                            John Severini
                                            Vice President




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